[FINISHMASTER LETTERHEAD]

                                                                    NEWS RELEASE

                      FINISHMASTER ANNOUNCES FIRST QUARTER
                                FINANCIAL RESULTS

INDIANAPOLIS, INDIANA, April 23, 2003 -- FinishMaster, Inc. (Nasdaq: FMST) today reported that net income for the first quarter of 2003 decreased 11 percent, to $2,773,000, or $0.35 per share, compared with net income of $3,124,000, or $0.40 per share, for the first quarter of 2002.

"We began 2003 with soft market conditions in the industry as a whole," stated
J. A. Lacy, President and Chief Operating Officer. "Inclement weather during January and February in the eastern half of the United States impacted demand for automotive paint and related accessories. Many of our customers' collision repair facilities were closed periodically and their operations disrupted. Slow overall economic conditions also impacted sales, with minor collision damage repair being delayed or cancelled by many automobile owners. We also continue to be impacted by the longer-term trend of a flat to declining vehicular repair environment and productivity improvements in the use of automotive paints by our customers."

The decrease in net income for the quarter compared to the prior year period was a result of lower net sales and gross margin dollars, and higher overall expense levels.

- The decline in net sales was due to a decrease in same-store sales of approximately 3.5 percent for the quarter.
- Lower gross margin dollars resulted from decreased sales volume and a 30 basis point decline in the margin rate. The deterioration in margin rate was a result of higher shipping and handling costs as a percentage of net sales.
- Operating, selling and G&A expenses as a percentage of net sales increased 50 basis points to 24 percent. Higher costs, principally sales labor and marketing expenses, associated with the Company's efforts to increase sales and market share were the primary causes of this increase in expenses.
- Lower effective interest rates resulted in a decrease in interest expense.
- Favorable net working capital changes resulted in an $18,052,000 reduction in debt during the quarter.

FinishMaster is the leading national independent distributor of automotive paints, coatings, and related accessories to the automotive collision repair industry. The Company is headquartered in Indianapolis, Indiana and operates three major distribution centers and 157 branches in 25 of the 35 largest metropolitan areas in the country. For more information on FinishMaster via the Internet, visit FinishMaster's website at http://www.finishmaster.com/ or Corporate News on the Net page at http://www.businesswire.com/companyspecific/.

This release may contain forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ from those anticipated in such forward-looking statements. Please refer to the Company's cautionary statements contained in its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 25, 2003.
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                       Selected Historical Financial Data
                     (000's omitted, except per share data)


                                                                                        Three Months Ended
                                                                                              March 31,
                                                                                       ----------------------
                                                                                         2003           2002
                                                                                         ----           ----
Net sales                                                                              $83,495        $84,261
Gross margin (1)                                                                        26,707         27,216
Gross margin %                                                                           32.0%          32.3%
Operating, selling, general & administrative expenses                                   20,023         19,826
Amortization of intangible assets                                                          307            246
Total expenses                                                                          20,330         20,072
Income from operations                                                                   6,377          7,144
Interest expense                                                                         1,718          1,837
Income tax expense                                                                       1,886          2,183
Net income                                                                             $ 2,773        $ 3,124
Diluted earnings per share                                                             $  0.35        $  0.40
Diluted weighted average shares outstanding                                              7,907          7,762



Note (1): Shipping and handling costs are now included in cost of goods sold. Prior period reported results have been revised to conform to the current year presentation.

                                                                                     March 31,      December 31,
                                                                                       2003            2002
                                                                                       ----            ----
Cash                                                                                 $  3,364        $  2,070
Accounts receivable, net                                                               29,809          30,023
Inventory                                                                              47,098          55,566
Intangible assets, net                                                                101,911         102,137
Property, equipment & all other assets                                                 14,188          15,831
     Total assets                                                                    $196,370        $205,627

Accounts payable                                                                     $ 21,944        $ 15,744
Current & long-term debt                                                               78,245          96,297
Accrued expenses & all other liabilities                                               16,897          17,206
Shareholders' equity                                                                   79,284          76,380
    Total liabilities & shareholders' equity                                         $196,370        $205,627



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Contact: Robert R. Millard, FinishMaster, Inc., 317-237-3678 Ext.226